Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIFTH STREET SENIOR FLOATING RATE CORP.

Fifth Street Senior Floating Rate Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by replacing Article I thereof with the following:

The name of the corporation is Oaktree Strategic Income Corporation (the “Corporation”).

SECOND: This amendment shall be effective upon its filing.

THIRD: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 22, 2013.

FOURTH: The foregoing amendment has been duly adopted by the Board of Directors in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Fifth Street Senior Floating Rate Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 17th day of October, 2017.

/s/ Mathew M. Pendo
Name: Mathew M. Pendo
Office: Chief Operating Officer

[Amendment to the Amended and Restated Certificate of Incorporation]